Exhibit 99.1

May 23, 2018 FOR IMMEDIATE RELEASE	For more information: Linda L. Tasseff Director, Investor Relations (904) 858-2639 ltasseff@steinmart.com

Stein Mart, Inc. Reports First Quarter Fiscal 2018 Results

Raises First Half Outlook

•	Operating income of $9.9 million compared to $10.1 million in 2017

•	Diluted earnings per share of $0.16 compared to $0.08 in 2017

•	Gross profit rate increased 110 basis points

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the first quarter ended May 5, 2018 and raised its first half 2018 outlook.

Net income for the first quarter was $7.3 million or $0.16 per diluted share compared to a net income of $3.7 million or $0.08 per diluted share in 2017. Operating income for the first quarter was $9.9 million compared to $10.1 million in 2017. First quarter 2018 results include less than $0.1 million in income tax expense (see Income Taxes below).

Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the first quarter was $18.4 million compared to $19.3 million in 2017 (see Note 1).

“Comparative sales trends showed considerable improvement for the quarter and operating income exceeded our expectations. Continuing strong inventory productivity drove a significantly higher gross profit rate. The higher gross profit and our below-plan expenses more than offset the impact of somewhat lower sales,” said Hunt Hawkins, Chief Executive Officer. “With better first quarter results, we now expect first-half operating income to be in excess of $10 million instead of the $8 million we previously discussed. Also, while it is early in the second quarter, we are pleased with May’s positive comparable sales trend which reflects the return of seasonal temperatures.”

Net Sales

Total sales for the first quarter of 2018 were $326.7 million, a decrease of 3.2 percent compared with $337.3 million for the first quarter of 2017. The decrease in total sales includes the impact of six stores closed in 2017 and four stores closed during the first quarter of 2018. Comparable store sales for the first quarter of 2018 decreased 0.7 percent including sales from leased departments (see Note 2). Ecommerce sales were up 85 percent over last year’s first quarter.

Other Revenue

During the first quarter of 2018, we adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). As a result of the new accounting standard, income relating to our credit card program and gift card breakage that previously offset selling, general and administrative (“SG&A”) expenses has been recorded in other revenue in the Condensed Consolidated Statements of Income for all periods presented. The increase in other revenue for the first quarter of 2018 is the result of higher penetration from our growing credit card program.

Gross Profit

Gross profit for the first quarter of 2018 was $96.1 million or 29.4 percent of sales compared to $95.6 million or 28.3 percent of sales in 2017. The 110 basis points expansion in the gross profit rate was driven primarily by higher gross margin from reduced markdowns and better inventory productivity. Occupancy costs were flat for the quarter, but higher as a percentage of sales.

Selling, General and Administrative Expenses

SG&A expenses for the first quarter of 2018 were $90.5 million compared to $89.2 million in 2017. The slight increase in SG&A expenses was primarily due to planned higher advertising and Ecommerce expenses in the first quarter of 2018 that were mostly offset by cost savings.

Interest Expense, Net

Interest expense for the first quarter of 2018 was $2.5 million compared to $1.1 million in 2017. The increase in interest expense reflects higher interest rates and borrowing levels in the first quarter of 2018.

Income Taxes

Income tax expense decreased $5.2 million to less than $0.1 million in the first quarter of 2018 compared to the first quarter of 2017. The decrease reflects our net operating loss carry forward position along with the valuation allowance established against deferred tax assets during the fourth quarter of 2017. The first quarter of 2018 expense represents certain state income tax expense. We expect the effective tax rate to be close to zero percent for all of 2018.

Working Capital and Capital Expenditures

Inventories were $297 million at the end of the first quarter of 2018 compared to $322 million at the same time last year. Average inventories per store were down nearly 10 percent to last year.

Capital expenditures totaled $1.7 million for the first quarter of 2018 compared to $7.2 million in 2017. For fiscal 2018, we expect capital expenditures to be approximately $10 million compared to $21 million in fiscal 2017.

Accounts payable decreased more than $68 million compared to the end of the first quarter last year as a result of reduced credit terms from our vendors and their factors. Our availability under our expanded credit facility allowed us to fund this reduction and keep merchandise receipts timely. Borrowings increased to $209 million at the end of the first quarter compared to $157 million at the end of last year’s first quarter. Unused availability at the end of the first quarter of 2018 was $40 million. Credit terms began expanding late in the quarter after we announced positive fourth quarter 2017 results.

Store Activity

We had 289 stores at the end of the first quarter 2018 compared to 292 at the end of the first quarter last year. We closed four stores during the first quarter of 2018. We are now expecting to close a total of seven stores and open two new stores in 2018.

Updated First Half 2018 Outlook

We now expect first half 2018 operating income to be in excess of $10 million compared to an operating loss of $11.5 million for the first half of 2017. Our outlook has improved due to first quarter results along with expected additional first-half gross profit expansion and lower SG&A expenses. Second quarter of 2018 operating income is expected to be positive based on the following factors:

•	We anticipate flat to low single-digit increases in comparable sales for the second quarter driven by much higher regular-price selling

•	We expect gross profit expansion in excess of 400 basis points

•	SG&A expenses are expected to be at least $5 million lower, inclusive of higher Ecommerce expenses

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended May 5, 2018 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call to discuss the Company’s first quarter results will be held at 4:30 p.m. ET on May 23, 2018. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through June 30, 2018.

Investor Presentation

Stein Mart’s first quarter 2018 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers love every day both in stores and online. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: dependence on our ability to purchase merchandise at competitive terms through relationships with our vendors and their factors, consumer sensitivity to economic conditions, competition in the retail industry, changes in fashion trends and consumer preferences, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, dividend impact on stock price, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.

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Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended
	May 5, 2018	April 29, 2017
Net sales	$326,685	$337,335
Other revenue	4,302	3,714

Total revenue	330,987	341,049
Cost of merchandise sold	230,621	241,779
Selling, general and administrative expenses	90,509	89,208

Operating income	9,857	10,062
Interest expense, net	2,463	1,139

Income before income taxes	7,394	8,923
Income tax expense	60	5,223

Net income	$7,334	$3,700

Net income per share:
Basic	$0.16	$0.08

Diluted	$0.16	$0.08

Weighted-average shares outstanding:
Basic	46,610	46,165

Diluted	46,659	46,171

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	May 5, 2018	February 3, 2018	April 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$16,165	$10,400	$15,554
Inventories	296,964	270,237	322,030
Prepaid expenses and other current assets	35,597	24,194	24,161

Total current assets	348,726	304,831	361,745
Property and equipment, net	144,109	151,128	164,012
Other assets	24,838	24,973	28,692

Total assets	$517,673	$480,932	$554,449

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$93,632	$119,388	$162,208
Current portion of debt (1)	159,415	13,738	8,333
Accrued expenses and other current liabilities	78,418	76,058	71,360

Total current liabilities	331,465	209,184	241,901
Long-term debt	49,266	142,387	149,119
Deferred rent	41,535	40,860	42,509
Other liabilities	38,785	40,214	49,128

Total liabilities	461,051	432,645	482,657

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 47,910,450, 47,978,275 and 47,181,498 shares issued and outstanding, respectively	479	480	472
Additional paid-in capital	56,961	56,002	51,557
Retained (deficit) earnings	(576)	(7,949)	20,059
Accumulated other comprehensive loss	(242)	(246)	(296)

Total shareholders’ equity	56,622	48,287	71,792

Total liabilities and shareholders’ equity	$517,673	$480,932	$554,449

(1)	As part of a February 2018 amendment to our credit agreement that allowed us to have additional availability, we agreed to enter cash dominion whereby our cash is swept daily to pay down outstanding debt. As a result of being in cash dominion, the amount outstanding under the credit agreement is required to be classified as a short-term obligation. As long as we remain within the terms of the credit agreement, the bank is obligated to allow us to draw up to our borrowing availability through the maturity of our credit agreement in February 2020.

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	13 Weeks Ended May 5, 2018	13 Weeks Ended April 29, 2017
Cash flows from operating activities:
Net income	$7,334	$3,700
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	8,070	8,085
Share-based compensation	995	1,523
Store closing charges	116	286
Impairment of property and other assets	299	31
Loss on disposal of property and equipment	99	232
Deferred income taxes	—	4,858
Changes in assets and liabilities:
Inventories	(26,727)	(30,920)
Prepaid expenses and other current assets	(11,403)	6,088
Other assets	(2,311)	1,196
Accounts payable	(25,735)	47,924
Accrued expenses and other current liabilities	2,643	(1,550)
Other liabilities	(586)	(1,355)

Net cash (used in) provided by operating activities	(47,206)	40,098

Cash flows from investing activities:
Net acquisition of property and equipment	(1,664)	(7,182)
Proceeds from cancelled corporate owned life insurance policies	2,514	83

Net cash provided by (used in) investing activities	850	(7,099)

Cash flows from financing activities:
Proceeds from borrowings	428,877	108,911
Repayments of debt	(375,587)	(133,261)
Debt issuance costs	(802)	—
Cash dividends paid	(147)	(3,494)
Capital lease payments	(183)	—
Repurchase of common stock	(37)	(205)

Net cash provided by (used in) financing activities	52,121	(28,049)

Net increase in cash and cash equivalents	5,765	4,950
Cash and cash equivalents at beginning of year	10,400	10,604

Cash and cash equivalents at end of period	$16,165	$15,554

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We report our consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the company’s financial information with additional useful information in evaluating operating performance.

Note 1: Adjusted EBITDA

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

The following table shows the Company’s reconciliation of Net Income to EBITDA and Adjusted EBITDA which are considered Non-GAAP financial measures. Adjusted EBITDA excludes non-cash items (impairment charges), significant non-recurring unusual items and new stores investments (pre-opening costs).

	13 Weeks Ended May 5, 2018	13 Weeks Ended Apr. 29, 2017
Net income	$7,334	$3,700
Add back amounts for computation of EBITDA:
Interest expense, net	2,463	1,139
Income tax expense	60	5,223
Depreciation and amortization	8,070	8,085

EBITDA	17,927	18,147

Adjustments:
Non-cash impairment charges	299	31
Expense related to legal settlements	11	25
New store pre-opening costs	192	1,131

Total adjustments	502	1,187

Adjusted EBITDA	$18,429	$19,334

Note 2: Changes in Comparable Store Sales

Management believes that providing calculations of changes in comparable sales including and excluding sales from leased departments assists in evaluating the Company’s ability to generate sales growth, whether through owned businesses or departments leased to third parties. The following table shows the Company’s reconciliation of these calculations.

	13 Weeks Ended May 5, 2018	13 Weeks Ended Apr. 29, 2017
Decrease in comparable sales excluding sales from leased departments (1)	(1.8%)	(7.6%)
Impact of growth in comparable sales of leased departments (2)	1.1%	0.5%

Decrease in comparable store sales including sales from leased departments	(0.7%)	(7.1%)

(1)	Represents the period-to-period percentage change in net sales from stores open throughout the period presented and the same period in the prior year and all online sales of steinmart.com, excluding commissions from departments leased to third parties.

(2)	Represents the impact of including sales of departments leased to third parties throughout the period presented and the same period in the prior year and all online sales of steinmart.com in the calculation of comparable sales. The company leases its shoe and vintage handbag departments in its stores and online to third parties and receives a commission from these third parties based on a percentage of their sales. In our financial statements prepared in conformity with GAAP, the company includes commissions (rather than sales of the departments licensed to third parties) in its net sales. The Company does not include the commission amounts from leased department sales in its comparable sales calculations.